Exhibit 99.2

News Release
MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Corporation Names

Richard A. Sampson to Board of Directors

DALLAS (May 1, 2012)—Atmos Energy Corporation (NYSE: ATO) said today that Richard A. Sampson has been named to its board of directors and to serve on the board’s Audit and Human Resources Committees. His appointment increases the board’s size to 12 directors.

Sampson, 61, is managing director and a client adviser in the strategic client group of JPMorgan Chase & Co. in Denver. He is responsible for overseeing client relationships with the firm’s largest U.S. institutional clients and for new business development. Previously, he was director of investments for JPMorgan Chase’s defined-benefit and defined-contribution plans, overseeing more than $25 billion in plan assets.

“Dick Sampson has more than 25 years of experience managing large investment portfolios,” said Robert W. Best, executive chairman of Atmos Energy Corporation. “Equally impressive, he has consulted on major employee benefits and pension funds as well as on the economic and capital market issues and financial regulations that are critical to companies like ours. We look forward to drawing upon his extensive experience and counsel on our board.”

Before joining JPMorgan Chase in 2006, Sampson had worked as director of investments for six years at Founders Asset Management LLC in Denver. Earlier, he had spent nearly two decades servicing and advising high net worth clients and building high net worth business for different broker-dealers.

He earned a Bachelor of Business Administration degree from Wichita State University and graduated with a Master of Business Administration degree from Miami University. He is a certified financial planner and holds FINRA Series 7 and 63 licenses.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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